Exhibit 10.19

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”), by and among (i) THE PONY EXPRESS VETERINARY HOSPITAL, INC., an Ohio professional corporation (the “Seller”), (ii) BRADLEY D. LUCKENBILL, DVM (the “Owner”), and (v) IVP OH HOLDING COMPANY, LLC, a Delaware limited liability company (the “Purchaser”).

Recitals:

A.           Seller is engaged in the business of owning and/or operating a veterinary clinic (collectively, the “Business”) located at 893 Lower Bellbrook Road, Xenia, Ohio 45385 (Parcel ID M36000200240000200 and Parcel ID M36000200240000300) (collectively, with the improvements thereon and any rights appurtenant thereto, the “Property”).

B.           Purchaser desires to purchase and obtain from Seller, and Seller desires to sell, convey, assign, and transfer to Purchaser, substantially all of the assets and properties of Seller relating to the Business, all in the manner and subject to the terms and conditions set forth herein.

C.           Owner owns 100% of the issued and outstanding shares in the Seller.

D.           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 15.

Agreement:

Now, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

1.            Purchase and Sale of Assets.

1.1          Purchase and Sale of Assets.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Closing, and except for the Excluded Assets, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title, and interests in and to the assets comprising the Business, including, without limitation, all of the assets, properties, rights and contractual rights of Seller, and claims of Seller, used or held for use in the Business, wherever located, whether tangible or intangible, as the same shall exist at the Closing (collectively, the “Assets”), free and clear of all Encumbrances including, without limitation, the following:

(i)       All equipment and other tangible personal property, wherever located, including, without limitation, any and all hardware, office and veterinary practice equipment, furniture and fixtures, office materials and supplies, inventory, furnishings, computers and other tangible personal property of every kind and description held for use principally in, or used or usable in the operation of, the Business;

(ii)       All inventory on hand of any nature, including, without limitation, prescription drugs and controlled substances to the extent permitted by law;

(iii)       All customer deposits, the nature of which are set forth on Schedule l.l(a)(iii);

(iv)       All prepaid expenses relating to the Business to be prorated at Closing, the nature of which are set forth on Schedule l.l(a)(iv);

(v)       Intentionally omitted;

(vi)       The permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other governmental authorizations, consents, waivers, registrations and approvals necessary to conduct the Business, including any set forth on Schedule l.l(a)(vi) (the “Permits”);

(vii)       All intellectual property, including, without limitation, any and all trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, used or held for use in connection with the Business, including, without limitation, the name “The Pony Express Veterinary Hospital” (collectively “Intellectual Property”) (Seller will not be responsible for any expenses or fees which either arise from or are incurred in connection with the registration of any Intellectual Property that is purchased by Purchaser hereunder);

(viii)       All internet web sites relating to the Business, including, without limitation, all internet domain leases and domain names of, the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the “visitor” email database for those sites, and any and all social media sites and accounts;

(ix)       All copies of sales and marketing brochures and materials and other printed or written materials in any form or medium relating to Seller’s ownership or operation of the Business that Seller is not required by law to retain and duplicates of any such materials that Seller is required by law to retain;

(x)       All rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Business;

(xi)       To the extent permitted by applicable law or the terms therein, and subject to the terms of Section 1.2 below, all contracts or equipment leases set forth on Schedule l.l(a)(xi) and that are to be assumed pursuant to the terms hereof (the “Business Contracts”);

(xii)       All books and records of the Business, including, without limitation, data processing records, employment and personnel records, customer lists, patient lists, potential customer and patient lists, all patient records and files (except to the extent not permitted by applicable law), all medical records and files (except to the extent not permitted by applicable law), advertising and marketing data and records, credit records, records relating to suppliers, and other data, in each case whether in hard copy or electronic form (provided that Seller shall be permitted to retain a copy of all financial and Tax records of the Business);

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(xiii)       All computer software programs and databases used or held for use by Seller in the conduct of the Business, whether owned, licensed, leased, or internally developed (in each case, subject to applicable restrictions) (Purchaser shall pay for any costs or transfer fees imposed by the licensing authority in connection with the transfer of any of the software licenses, if applicable);

(xiv)       All telephone numbers, yellow pages listings and electronic mail addresses used or held for use by Seller in the conduct of the Business; and

(xv)       All goodwill and going concern value associated with the Business and the Assets, along with the right of the Purchaser to hold itself out as the successor of Seller in the conduct of the Business.

1.2          Excluded Assets. The following assets, properties, and rights (collectively, the “Excluded Assets”) are not included in the Assets and shall be retained by Seller: (a) the rights of Seller and Owner under this Agreement; (b) the shares of Owner in Seller; (c) all bank accounts, cash, cash equivalents and any trade, notes and accounts receivable; (d) any Business Contract that is set forth on Schedule l.l(a)(xi) but is not being assumed pursuant to the terms hereof, (e) any Benefit Arrangements relating to the Employees of the Business and any and all rights therein or in the assets thereof; (f) the Property; (g) all deposits, security and any collateral held by third parties for payment of expenses of the Business; (g) the minute books, stock books, and similar corporate records in regards to the Seller and Seller’s corporate organization; and (h) those certain items set forth on Schedule 1.2(h). Additionally, at any time prior to the Closing, Purchaser may elect, in its sole discretion, not to purchase any Asset and to include any such Asset within the Excluded Assets, including, without limitation, any Business Contract (and the cost to terminate shall be paid by Seller) set forth on Schedule l.l(a)(xi).

1.3          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and/or accept the post-Closing obligations of Seller under the Business Contracts (to the extent assumed pursuant to the terms hereof) that, by the terms of such Business Contracts, arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date (collectively, the “Assumed Liabilities”).

1.4          Excluded Liabilities. Notwithstanding anything to the contrary contained herein or any other agreement or instrument to the contrary, Purchaser shall not assume, agree to pay, satisfy, or discharge or in any way be liable or responsible for, any liabilities, commitments, or obligations of Seller or any other Person except for the Assumed Liabilities. To the extent any of the liabilities that are not Assumed Liabilities are satisfied, paid, or discharged by Purchaser, Seller and Owner shall settle such liabilities with Purchaser in accordance with Section 2.5. Without limiting the generality of the foregoing, Purchaser shall not assume, and Seller, Owner, or any other Person, as the case may be, shall remain solely and exclusively liable and responsible for the following (collectively, the “Excluded Liabilities”):

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(a)           any liabilities or obligations (whether absolute, contingent, or otherwise), including, without limitation, any such liabilities or obligations arising under the Business Contracts or any Environmental Law, including obligations to any third party for damage to property not part of the Assets, that accrue or result from any conditions, events or activities occurring or existing on or before the Closing Date with respect to the Assets or otherwise relating to the Business or the operation thereof;

(b)           any liability or obligation of Seller for any Taxes of any kind accrued for, applicable to or arising from any period whether before, on or after the Closing Date (including, without limitation, those Taxes to be paid by Seller as set forth and provided for in Section 7.5 below);

(c)           any liabilities or obligations that accrue with respect to the Excluded Assets, whether before, on or after the Closing Date;

(d)           any litigation to which Seller is a party, including, without limitation, the litigation described on Schedule 5.5, including any judgments or other amounts due related thereto;

(e)           any liabilities or obligations that accrue with respect to the operation of the Business by Seller or Seller’s ownership, operation or use of the Assets prior to or on the Closing Date, except as expressly assumed herein;

(f)           any liability or obligation in respect of any Benefit Arrangement or any other liability or obligations with respect to Employees and the Business;

(g)           any liabilities and obligations of Seller arising under Section 4980B of the Code or similar state law (“COBRA”);

(h)           any liabilities or obligations of Seller arising under the Lease (provided that the Lease will be terminated in connection with the Closing);

(i)           any liabilities or obligations under any Business Contract that is not assumed by Purchaser pursuant to the terms hereof;

(j)           any liabilities or obligations of Seller or Owner arising under any PPP Loans; and

(k)           any liability pursuant to any bulk sales or similar laws.

1.5          License. To the extent that any of the Assets set forth in Sections 1.1 (a)(vii), 1.1 (a)(viii), 1. l(a)(xii), or 1.1 (a)(xiii) cannot be transferred and sold as contemplated hereunder, Seller hereby grants Purchaser an exclusive, sublicensable, assignable, transferable, royalty-free, worldwide license to use said Assets. Any amounts of money, profits and/or earnings derived from the use of the foregoing licensed Assets by Purchaser after the Closing Date shall be the sole property of Purchaser and Seller shall have no right, title and/or interest in and to said money, profits and/or earnings.

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2.            Purchase Price; Other Consideration.

2.1          Purchase Price.

(a)           The purchase price for the Assets is made up of the following (the “Purchase Price”): (i) Two Million Six Hundred Eight Thousand Six Hundred Fifty Two and No/100 Dollars ($2,608,652.00), payable in accordance with the terms of Section 2.1(b), subject to any prorations or adjustments described herein, and (ii) the Assumed Liabilities.

(b)           At Closing, the Purchaser shall pay the Purchase Price as follows: (i) pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, an amount equal to Two Million Four Hundred Eight Thousand Six Hundred Fifty Two and No/100 Dollars ($2,408,652.00), and (ii) cause Inspire Veterinary Partners, Inc. (“Inspire”) (which is the parent corporation of Purchaser) to deliver to Owner the Convertible Note. For purposes of this Agreement, “Convertible Note” shall mean that certain subordinated convertible promissory note in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) from Inspire and made payable to Owner. The form of the Convertible Note is attached hereto as Exhibit 2.1 (b)(ii) and the Convertible Note is in such form as is consistent with Inspire’s convertible debenture model. In connection with the delivery of this Agreement, Purchaser shall provide Seller with a copy of the Convertible Note Documents (as defined below). In order to accomplish having Inspire deliver to Owner the Convertible Note, the parties hereto contemplate that the following would have to occur: (A) Purchaser would pay $200,000.00 (as part of the foregoing Purchase Price) to Seller at Closing, (B) Seller would distribute said $200,000 to Owner, and (C) Owner would pay said $200,000.00 to Inspire for the Convertible Note. To avoid the unnecessary movement and payment of funds (as described in the preceding sentence), the parties hereto agree as follows: (i) cash paid at Closing by Purchaser to Seller for the Assets shall be reduced by $200,000.00 (meaning that only $2,408,652.00 of the Purchase Price shall be paid at Closing to Seller subject to any prorations or adjustments described herein), but said $200,000.00 shall be deemed paid by Purchaser, (ii) Seller shall be deemed to have distributed said $200,000.00 to Owner, and (iii) Owner shall be deemed to have paid said $200,000.00 to Inspire for the Convertible Note. The settlement statement for the acquisition of the Assets shall reflect and denote a $200,000.00 credit (relating to the Convertible Note) against the Purchase Price for the Assets.

(c)           To be abundantly clear, the total amount for the Purchase Price shall be $2,608,652.00.

2.2           Allocation of Purchase Price. Purchaser, Seller, and Owner each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the allocation set forth on Exhibit 2.2 and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

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2.3           Prorations. The following prorations or other actions relating to the Assets and the ownership and operation of the Business will be finally made as of the Closing Date, unless otherwise stated, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date: (i) all ad valorem personal property taxes on or with respect to the Assets.

2.4           Tax Obligations of Seller. Prior to Closing, Seller will endeavor to file all sales, use and unemployment insurance tax returns attributable to their operations prior to the Closing Date and to provide Purchaser with evidence of such filings and tax clearance certificates or other evidence acceptable to Purchaser that all such tax obligations have been satisfied. To the extent Seller has not filed all such returns, Purchaser shall be entitled to hold back from the Purchase Price otherwise due and payable to Seller at Closing the amounts that are unpaid by Seller for all such taxes through the Closing Date, but the amount held back for taxes shall be paid by Purchaser to Seller upon presentation to Purchaser of tax clearance certificates or such other proof reasonably satisfactory to Purchaser that all tax sales, use and unemployment insurance tax liabilities of Seller through the Closing Date have been paid and satisfied in full. As set forth in Section 7.5 of this Agreement, among other things, the Seller shall be responsible for and shall pay any and all sales and transfer taxes arising as a result of the sale contemplated by this Agreement.

2.5           Settlement of Liabilities; Settlement.

(a)           Seller and Owner agree and acknowledge that Seller and Owner, jointly and severally, shall be exclusively liable for and satisfy and pay all liabilities, except for the Assumed Liabilities, of or relating to the Assets or the conduct of the Business on or prior to the Closing, which include, but are not limited to: (i) the Excluded Liabilities, (ii) the Pre-Closing Liabilities, (iii) the PPP Loans, and (iv) the Employee Payables. Seller and Owner shall endeavor to pay for any and all amounts covered by this Section 2.5 on or prior to the Closing Date; provided, that, any failure to pay said amounts on or prior to the Closing Date shall not absolve Seller and Owner from the continued obligation, post-Closing, to pay said amounts and/or reimburse the Purchaser for said amounts (to the extent paid by Purchaser).

(b)           Seller and Owner covenant and agree to make a special payroll on or immediately prior to the Closing to all of the Employees for the pay period ending on the Closing Date, including any accrued but unused vacation and sick time of the Employees of the Business.

(c)           In connection with utilities for the Property, Purchaser shall make appropriate arrangements for transfer of all necessary utilities in its own name to be effective as of the Closing Date, or as soon thereafter as the utility allows. Providers of electricity, gas, water, sewer and other utilities will be asked by Seller to take meter readings as close to the Closing Date as possible and to bill Seller, as applicable, for service prior to such readings and to bill Purchaser for service thereafter. The readings may occur before or after the Closing Date. To the extent that any party hereto pays any expenses for utilities that are the responsibility of the other party, such amounts will be settled in accordance with this Section 2.5 hereof

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(d)           To the extent any liabilities that are not Assumed Liabilities are discharged and paid by Purchaser, Seller and Owner will settle such liabilities with Purchaser in accordance with this Section 2.5 hereof.

(e)           Within six (6) months following the Closing Date, Purchaser and Seller will settle any amounts owing to Purchaser for, on Purchaser’s account, all liabilities relating to the conduct of the Business prior to the Closing Date that are paid, satisfied, or discharged by Purchaser and are not Assumed Liabilities and such other amounts as are provided herein. To the extent there are items that cannot be settled within six (6) months, the parties shall endeavor to settle such items as soon as reasonably practicable. The parties hereto acknowledge and agree that only the prepaid expenses listed on Schedule l.l(a)(iv) will be prorated at Closing and no other amounts for prepaid expenses not listed on Schedule 1.1 (a)(iv) will be prorated after the Closing. To be abundantly clear, all prepaid expenses are to be prorated as of 12:01 a.m. EST on the Closing Date.

3.            The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by mail, email or other electronic means to the extent possible, or otherwise, on the fifth Business Day after the conditions set forth in Section 9 are satisfied or waived, or at such other time, date and place as Purchaser and Seller mutually agree upon in writing, but in no event later than October 21, 2022 (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. EST on the Closing Date.

4.            Due Diligence and Investigation.

4.1           Access and Investigation. Until Closing, Seller shall afford to Purchaser, and its agents, representatives and assigns, access to Seller’s Assets and Business, including, without limitation, access to all premises related to the Business, improvements, books and records, patient charts and medical records and other documents and data relating to the foregoing, and shall furnish Purchaser and its agents, representatives and assigns with copies of all Business Contracts and such other documents and data as Purchaser may reasonably request. In connection with providing access to and/or copies of the foregoing, Purchaser shall be entitled to review and audit the foregoing, visit the Property and Seller’s facilities, and interview Owner and any Employees of the Business. Seller acknowledges that Purchaser will conduct a thorough due diligence review of the Seller and the Business, and, in connection therewith, may engage outside parties to perform assessments and evaluations pertaining to the Seller and the Business. In conducting any review or inspection of the Business and the Assets, and subject to the confidentiality requirements set forth in Section 7.7 hereinbelow, Purchaser shall conduct itself in a reasonable manner and indemnify Seller for any Loss, cost or damage related thereto.

4.2           Termination of Agreement by Purchaser. Purchaser shall have the right at any time before completion of due diligence on or before 5:00 p.m. EST on September 30, 2022 to terminate this Agreement by delivery to Seller of a notice of termination, if Purchaser is not satisfied with the results of its investigation for any reason and in the event that Purchaser timely terminates this Agreement, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

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5.            Representations and Warranties of the Seller. Except as otherwise disclosed to Purchaser in writing herein, Seller and Owner jointly and severally represent and warrant to Purchaser as of the Effective Date and as of the Closing Date as follows:

5.1           Organization. Seller is a professional corporation duly formed, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to carry on its business as it is now being conducted.

5.2           Authority Relative to this Agreement. Seller has the requisite corporate power and authority to enter into and to carry out its obligations hereunder and under the Transaction Documents. The execution, delivery, and performance by Seller of this Agreement and each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by Seller and Owner and constitutes, and upon the execution and delivery by Seller and Owner of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

5.3           Consents and Approvals. Except for any consent required to assign any Business Contract, no material consent, approval, authorization of, declaration, filing, or registration with any Person or governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

5.4           No Violations. The execution, delivery, or performance by Seller of this Agreement or any Transaction Document to which Seller is a party, the consummation by Seller of the transactions contemplated hereby or thereby, and the compliance by Seller with any of the provisions hereof or thereof (with or without notice or lapse of time or both) will not (a) contravene, conflict with or result in any breach of any provisions of the articles of organization, articles of incorporation, bylaws, operating agreement, or other organizational document of Seller or any resolution or consent adopted by any members or managers of Seller, (b) contravene, conflict with, or violate any order, writ, injunction, decree, statute, rule, ordinance, or regulation applicable to Seller, Owner, or to Seller’s properties or assets, (c) result in the creation or imposition of any Encumbrance on any of the Assets, or (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or lease (including, without limitation, any Business Contract) to which the Seller or Owner are parties or by which they or their respective assets and properties are bound, including, without limitation, any contracts with insurance carriers and providers and any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, lease, commitment, or other instrument.

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5.5           Litigation. Except as described on Schedule 5.5, there is no suit, action, proceeding, or investigation (whether at law or equity, before or by any Federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or threatened against or affecting Seller or Owner, nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, board, instrumentality or arbitrator outstanding against Seller or Owner. Seller (or Owner with respect to the Business) has not received any opinion or memorandum or legal advice from legal counsel retained by Seller (or Owner) to the effect that any of Seller or Owner is exposed, from a legal standpoint, to any liability which may be material to the Business. Except as described on Schedule 5.5, there were no litigation matters to which Seller (or Owner with respect to the Business) was a party during the three (3) years preceding the Effective Date.

5.6           Financial Statements. Seller and Owner have delivered to Purchaser true and complete copies of: (a) unaudited financial statements of the Seller for the fiscal year ended and as of December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021 and (b) unaudited, unadjusted financial statements of the Seller for January 1,2022 to and through June 30,2022 (i.e., QI and Q2 of the calendar year 2022 (collectively, the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and fairly presents Seller’s financial conditions, assets, and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto.

5.7           No Default. Seller is not in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its organizational documents, including, without limitation, articles of incorporation and bylaws and any amendments thereto, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which Seller or Owner is a party or by which Seller, Owner or any of their respective properties or assets may be bound or affected, (c) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to Seller or any Owner or to Seller’s or Owner’s properties or assets, or (d) any permit, license, governmental authorization, consent, or approval necessary to conduct the Business.

5.8           Environmental Matters. Seller possesses all Permits, licenses and certificates required by applicable Environmental Laws, and has filed all notices or applications, required thereby. Seller is and has been in compliance with all Environmental Laws and to Seller’s knowledge, there has been no release or disposal of a Hazardous Material in violation of an Environmental Law in any material respect at, on, under, within or migrating to or from any property currently or formerly owned, leased or operated by Seller (including, without limitation, the Property). No Hazardous Material is present on, in, or under the Property and the Property contains no Hazardous Material, except for what is commonly incorporated into or used and stored at the Property for normal uses in a typical veterinary practice. Except as set forth on Schedule 5.8, Seller has not been subject to, nor received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Material in, under or upon any real property owned or used by the Seller, and, other than as set forth on Schedule 5.8, there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) against Seller or Owner from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

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5.9           Taxes.

(a)           Regarding taxes: (a) all Taxes of Seller for which Seller is or could become liable as a result of the consummation of the contemplated transactions and that are required to be paid by Seller with respect to the Assets or the Business, have been, or will be, paid by Seller or Owner; (b) the Assets are not subject to any Encumbrances arising out of unpaid Taxes that are due and payable; (c) no claim has been made in writing or, to Seller’s knowledge, orally by any Taxing Authority in a jurisdiction where Seller or Owner does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business; and (d) Seller is not a “foreign person” (as that term is used in Section 1.1445-2(b)(2)(i) of the Treasury Regulations).

(b)           All Tax Returns required to be filed by or on behalf of the Seller have been or will be timely filed (including all valid requests for extensions) for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All such Tax Returns reflect all Taxes owed by the Seller for the periods covered. All Taxes shown on each filed Tax Return of the Seller that the Seller is required to pay have been paid. There is no audit examination respecting the Seller pending or threatened with respect to any Taxes. All Taxes that the Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Person.

(c)           Except as set forth on Schedule 5.9(c), Seller has not participated in the Internal Revenue Service’s 2020 payroll tax deferral program, as set forth and outlined in Internal Revenue Service Notice 2020-65 and as set forth and outlined in that certain Executive Order issued by the President of the United States entitled Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, and has not deferred any withholding and payment of any Employee’s portion of withholding taxes (including social security taxes).

5.10         Employee Benefits; Labor Matters.

(a)           All Employees are employees-at-will and are employed for an indefinite term. Seller does not have any written or enforceable oral or written employment contracts with any Employees or any other Persons, except as set forth on Schedule 5.10(a).

(b)           Subject to the litigation described on Schedule 5.5, the following applies with respect to labor issues:

(i)       To Seller’s knowledge, the Business is in compliance in all material respects with all applicable laws respecting (A) employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours and (B) each Benefit Arrangement (if any);

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(ii)       there is no unfair labor practice complaint or charge relating to the Business pending or, to the knowledge of Seller and Owner, threatened before the National Labor Relations Board;

(iii)       there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller and Owner, threatened against or affecting the Business, and there has been no such job action during the past three years;

(iv)       there are no administrative charges or court complaints pending or, to the knowledge of Seller and Owner, threatened against the Seller before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor;

(v)       Seller has complied with all applicable provisions of the Immigration Reform and Control Act; and

(vi)       none of the Employees is subject to a collective bargaining or labor union agreement and no representation question exists respecting the Employees, and, to the knowledge of Seller or Owner, there are no current organizing activities among the Employees.

(c)           Seller does not maintain, nor has it maintained, for the benefit of any Employee, any Benefit Arrangement, other than as identified on Schedule 5.10(c). Seller has not done anything, nor failed to do anything, which would cause Purchaser to be liable to Seller’s Employees, former Employees, retirees, their beneficiaries or any other Person, government or government agency because of or arising out of any such plans or any other employee beneficiary of plans of Seller whatsoever. Correct and complete copies of any Benefit Arrangements have been or will be provided to Purchaser. All Benefit Arrangements are in compliance in all material respects with their respective governing documents or agreements and any and all applicable Law. Since January 1,2022, there has been no material change in any information disclosed on Schedule 5.10(c) except as set forth therein.

(d)           Schedule 5.10(d) sets forth all workers’ compensation claims filed against Seller or the Business since January 1, 2017. Except as set forth on Schedule 5.10(d), to Seller’s knowledge, no claims, injuries, fact, event or condition exists which would give rise to a claim by any Employees of Seller, any former Employees of Seller, or any other Persons (including, without limitation, any dependents or spouses of Employees or former Employees) under any workers’ compensation laws, regulations, requirements or programs.

(e)           Schedule 5.10(e) contains a true, complete and correct list setting forth as of the date hereof the names and current compensation rate and compensation of all Employees employed by Seller in connection with the Business. Except as set forth on Schedule 5.10(e), no Person listed thereon received any bonus or increase in compensation since January 1, 2020.

5.11        Contracts. Schedule l.l(a)(xi) contains a true and complete list of each of the Business Contracts (other than employment contracts which are set forth on Schedule 5.10(a)) to which Seller is a party or that are binding on the Seller, the Business, or the Assets. In connection therewith:

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(a)           There are no contracts, leases or other agreements used in the ownership and operation of the Business to which Seller is a party other than those contracts, leases and other agreements set forth on Schedule Ll(a)(xi);

(b)           All Business Contracts are valid, enforceable in accordance with their terms and are in full force and effect;

(c)           Seller and Owner have paid all amounts due on or before Closing under the Business Contracts and have satisfied all other material obligations accrued to date therewith;

(d)           Seller and Owner have not received any written notice of default under the Business Contracts and no fees are payable to any party on account of or as a condition of the assignment of such Business Contracts pursuant to the transactions herein contemplated; and

(e)           No party to any of the Business Contracts is in default therewith in any respect.

5.12        Title to and Use of Property.

(a)           Seller does not own any real property. Seller leases the Property pursuant to that certain lease agreement by and between Seller, as tenant, and Pony Expressions Enterprises, Ltd., an Ohio limited liability company, as landlord (the “Lease”). Other than the Lease, Seller is not a party to any other lease. There are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Property.

(b)           Schedule 5.12(b) contains a correct and complete list, for any individual item with a current market value in excess of $500.00, of (a) all fixed assets owned or leased by, in the possession of, or used by the Seller in connection with the Business and (b) all other tangible and intangible personal property, rights, and assets owned or leased by, in the possession of, or used by the Seller in connection with the Business (except for the Property), including, without limitation, equipment, fixtures, computer hardware, and software. Seller has good and valid title to, or a valid leasehold interest in, the Assets, except for any Encumbrances set forth on Schedule 5.12(c). Any Encumbrances disclosed on Schedule 5.12(c) shall be released on or before the Closing. At the Closing, Seller shall transfer and convey, and Purchaser will acquire title to, all Assets free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement). At Closing, Purchaser will be vested with good and marketable title and interest in and to the Assets. Except for any assets that are Excluded Assets, the Assets include, without limitation, all personal property of Seller, both tangible and intangible, necessary to conduct the Business, and none of such Assets are owned by any other Person other than Seller. The Assets are located at the Property.

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(c)           Seller has and holds all Permits and such other permits and licenses and all approvals of governmental authorities and agencies that are material to or necessary for the conduct, ownership, and operation of the Business and the Assets and to Seller’s knowledge, each veterinarian employed by the Seller holds all Permits and such other permits and licenses and all approvals of governmental authorities and agencies necessary or material for the practice of veterinary medicine by such veterinarian, all of which are identified on Schedule l.l(a)(vi). No material violations are or have been committed in respect of any of such Permits and licenses and no proceeding is pending or, to Seller’s knowledge, is threatened to revoke or limit any such Permits and licenses, all of which are in full force and effect.

(d)           The Assets have been maintained in accordance with normal industry practice. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The Assets are in good condition and repair and none of such require any repair or replacement except for maintenance in the ordinary course of business.

5.13        Conduct of Business.

(a)           Except as set on Schedule 5.13, since January 1, 2021, Seller and Owner have conducted the Business of the Seller only in the ordinary course of business consistent with past custom and practice, and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Seller.

(b)           Except as set forth on Schedule 5.13, Seller does not have any indebtedness for borrowed money nor is it a guarantor or surety for any liability or obligation of any other Person.

(c)           Since January 1, 2021, to Seller’s knowledge, the Seller has not incurred or become subject to any liability, other than (i) the liabilities reflected on the Financial Statements, (ii) any liabilities incurred in the ordinary course of business, all of which have been paid in full in the ordinary course of business or are reflected on the Seller’s regular books of account and none of which is material in nature or amount, and (iii) any other liabilities identified on Schedule 5.13.

(d)           Except as set forth on Schedule 5.13, Seller is not liable or indebted under any United States Small Business Administration Paycheck Protection Program loans or liabilities (collectively, “PPP Loans”).

(e)           Neither Seller nor Owner has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

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5.14        Compliance with Applicable Law. Seller and, to the knowledge of Seller, Seller’s Employees, are or have never been in violation of any law, regulation or requirement applicable to it, him or her in connection with the Business, or the conduct, ownership, use,occupancy or operation of the Business, nor has Seller or Owner received notice (written or oral) of any such violation, including, but not limited to, any law, regulation or requirement of the United States Drug Enforcement Agency or any state or board or agency of any state (or the federal government) in which Owner or any Employee is licensed to practice. To Seller’s knowledge, o event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any order, writ, injunction, decree, law, statute, rule, or regulation, the failure with which to comply would, or could reasonably be expected to, give rise to liability, other than liabilities that are, considered individually and in the aggregate, de minimis in nature and amount.

5.15        Absence of Undisclosed Liabilities. Seller and Owner (with respect to the Business) do not have any debts, liabilities, or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated, or otherwise and whether due or to become due), except for (i) any and all liabilities reflected on the Financial Statements and (ii) trade payables incurred in the ordinary course of business and consistent with past practice (clauses (i) and (ii) shall be referred to herein as the “Pre-Closing Liabilities”). There are no facts in existence on the date hereof and which are known, or should have reasonably been known to Seller, that would materially and detrimentally effect or impact the value of the Seller or the Business.

5.16        Completeness of Statement. None of the representations and warranties of Seller and Owner set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading. All of the representations and warranties of Seller set forth in this Article 5 shall be deemed re-made by Seller and Owner as of the Closing Date with the same force and effect as if in fact made at that time.

5.17        Investment Representation. Seller and Owner acknowledge and understand that:

(a)           The Convertible Note is being acquired by and provided to Owner for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof or any of the securities in which it is convertible. Owner has no present intention of selling, granting any participation in or otherwise distributing the Convertible Note.

(b)           Seller and Owner acknowledge that they and each of their respective representatives have been afforded an opportunity to ask questions to Purchaser and receive answers and additional information concerning Inspire and the Convertible Note. Seller and Owner acknowledge that Inspire is the parent corporation of Purchaser. Seller and Owner acknowledge that they and each of their respective representatives have been furnished with all information and documentation regarding Inspire and the Convertible Note which they or each of their respective representatives have requested or desire to know or inspect concerning Inspire and the Convertible Note.

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(c)           Seller and Owner recognize that the Convertible Note and the securities in to which it is convertible are long-term, speculative investments involving a high degree of risk. Seller and Owner have been given no assurances by any person regarding the future success of this investment or any future distributions or other returns of Inspire or its investments. Furthermore, (a) Owner must be prepared to hold the Convertible Note and the securities in to which it is convertible and bear the economic risk of this investment for an indefinite period of time; (b) Owner may not be able to liquidate this investment in the event of an emergency (and any liquidation will be governed by the terms of the Convertible Note and related documents executed in connection therewith); and (c) the transferability of the Convertible Note and the securities in to which it is convertible are (and will likely remain) extremely limited (and any transferability will be governed by the terms of the Convertible Note and related documents executed in connection therewith).

(d)           Seller and Owner acknowledge the Convertible Note has not been registered under the Securities Act of 1933 or any applicable State Blue Sky Laws by reason of claimed exemptions from such registration which depend, in part, upon the investment intention of Seller and/or Owner. Seller and Owner acknowledge and understand that the Convertible Note and the securities in to which it is convertible are subject to certain restrictions on the transferability and sale of the Convertible Note.

5.18        Knowledge. For purposes of Article 5, an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) based on other facts and matters of which such individual is actually aware, such individual should reasonably be aware of a particular fact or matter. An entity shall be deemed to have “knowledge” of a particular fact or other matter if any individual who is, at any time between the Effective Date up to and through Closing, a member, manager, director, executive officer, shareholder, or director of such entity (or in any similar capacity) has, at any time between the Effective Date up to Closing, knowledge of such fact or other matter (as “knowledge” is defined in the first sentence of this paragraph).

5.19        Disclaimer. Except as expressly set forth in this Agreement and the Transaction Documents, Seller and Owner each hereby disclaim all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied including, without limitation warranties with respect to the Business and the Assets.

6.            Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

6.1          Organization. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted and as proposed to be conducted.

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6.2          Authority Relative to This Agreement. Purchaser has the limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved, and no other proceedings on the part of Purchaser or its members or managers are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Transaction Documents to which each is a party, such Transaction Documents will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.3          No Violations. Neither the execution, delivery, or performance by Purchaser of this Agreement or the Transaction Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (a) require Purchaser to obtain any consent, approval or action of, or make any filing with or give notice to, any governmental regulatory authority or any other Person, or (b) conflict with or result in any breach of any provisions of the articles of incorporation or operating agreements of Purchaser.

6.4          No Litigation. There are no actions, whether past, pending or, to Purchaser’s knowledge, threatened, against Purchaser as of the date hereof at law or in equity, administratively, through arbitration or otherwise, or before or by any governmental authority, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereunder.

6.5          Sufficiency of Funds. Purchaser has and will have on the Closing Date sufficient cash in hand or other sources of immediately available funds to enable it to (a) make its payment of the Purchase Price in the manner as contemplated in Article 2, and (b) to consummate the other transactions contemplated by this Agreement.

7.            Covenants.

7.1          Conduct of Business. Prior to the Closing Date, Seller and Owner shall use all commercially reasonable best efforts to (i) conduct Seller’s Business only in the ordinary course of business consistent with past practice, (ii) maintain the Assets in the usual, regular and ordinary course of business consistent with past practice (ordinary wear and tear excepted), and (iii) maintain a usual and customary level of office and veterinary consumable supplies, inventory, prescription drugs, controlled substances, and medications consistent with past practice. Prior to the Closing Date, Seller shall also use all commercially reasonable best efforts to preserve intact its business organizations and relationships with all other Persons and the goodwill and ongoing operations of the Business. Except as otherwise required or permitted under this Agreement, without the prior written consent of Purchaser, Seller shall not (i) sell, lease or transfer any Assets other than in the ordinary course of business consistent with past practice or sublease the Property or assign the Lease, (ii) amend, modify or terminate any Business Contract, (iii) knowingly or intentionally subject any of the Assets, the Lease or the Property to any new Encumbrance or allow any new Encumbrance to exist, other than any Encumbrance on Excluded Assets, (iv) knowingly take any action that would cause any of the representations and warranties of Seller in this Agreement not to be true and correct in all respects as of the Closing Date, (v) settle, release or forgive any claim or litigation or waive any right thereto which relates to the Business or the Assets (other than any claim or litigation which relates to an Excluded Asset or Excluded Liability), (vi) incur any liabilities other than Excluded Liabilities or liabilities incurred in the ordinary course of business consistent with past practice, (vii) purchase or contract to purchase or lease any clinical merchandise or equipment, except to the extent reasonably necessary, and as done by Seller in the ordinary course of business consistent with past practice and in consultation and agreement of Purchaser, (viii) permit Seller to increase any compensation for or pay any bonus to any officer, director, Employee or agent of Seller, (ix) permit Seller to hire or fire any new employee, or (x) agree or commit to take any action prohibited by this Section 7.1. It shall not be a violation of this Section 7.1 for Seller to assign and transfer to Kathleen Lennon, DVM those assets identified on Schedule 1.2(h).

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7.2          Public Announcement; Client Notification.

(a)           Prior to the Closing, Seller, Owner and Purchaser agree that they will not issue any press release or respond in writing to any press inquiry with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or therein without the prior approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable law. Notwithstanding the foregoing or anything herein to the contrary, following Closing, Purchasers shall be permitted, without the prior approval (or any approval whatsoever) of Seller or Owner, to issue a press release or respond in writing to any press inquiry with respect to this Agreement, the Transaction Documents, or the transactions contemplated hereby or therein.

(b)           At any time prior to the Closing, upon mutual agreement of the parties hereto, and subject to compliance with applicable law and regulation, Seller and Purchaser shall notify any and all patients, customers, clients, referral bases and vendors of the Business and Seller of Purchaser’s acquisition of the Business and Seller’s veterinary practice and urge each of the foregoing to use, and/or continue to use, the Business and the services of Purchaser. Notwithstanding the foregoing, following Closing, Purchaser shall be permitted, without the prior written approval of Seller or Owner, to notify any and all patients, customers, clients, referral bases and vendors of the Business and Seller of Purchaser’s acquisition of the Business and Seller’s veterinary practice and urge each of the foregoing to use, and/or continue to use, the Business and the services of Purchaser. The foregoing notice and the contents thereof shall be in a form approved by Purchaser, in its sole and absolute discretion.

7.3          Notification of Certain Matters. Seller shall give prompt notice to Purchaser of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any written objection, litigation or administrative proceeding that challenges the transaction contemplated hereby, and (iii) any inaccuracy of or change related to any representation or warranty contained herein or breach of any covenant.

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7.4          Tax Returns and Filings. Seller and/or Seller’s agent shall prepare all of its Tax Returns for all periods and shall be responsible for paying all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date.

7.5          Tax Matters; Fees. Any personal property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax) levied in connection with the contemplated transactions shall be paid by Seller. All fees related to transfer of the Business Contracts (that are to be assumed pursuant to the terms hereof) are payable by Purchaser. All fees related to the termination of the Business Contracts not being assumed hereunder are payable by Seller.

7.6          Brokers or Finders. There are no commissions or fees due for this transaction to any broker and neither party has dealt with any broker, except for PS Broker, Inc. Any and all such amounts, including, without limitation, any fees or commissions, due and owing to the foregoing broker shall be paid by Seller and Owner.

7.7          Confidentiality of Agreement. Each party agrees that it will treat in confidence all documents, materials and other information which such party shall have obtained regarding any other parties during the course of the negotiations leading to the consummation of the transactions contemplated in this Agreement (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and the Transaction Documents. Such documents, materials and information shall not be communicated to any third Person (other than to each party’s counsel, accountants, financial advisors and lenders or to obtain any of the consents contemplated herein). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Assets; provided, that, after the Closing, Purchaser may in its sole discretion use or disclose any confidential information in any manner deemed appropriate by it without obligation to any other party hereunder.

7.8          Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

7.9          Trade Names. At Closing, Seller will execute (and deliver to Purchaser) an amendment to Seller’s articles of incorporation by which Seller shall change its name to remove reference to “The Pony Express Veterinary Hospital” (the “Article Amendment”), and at Closing, Purchaser shall execute such appropriate documents to reserve the trade name “The Pony Express Veterinary Hospital” with the Ohio Secretary of State (or similar and/or applicable governmental office) (the “Trade Name Forms”). Seller shall be responsible for the cost of filing the Article Amendment and Purchaser shall be responsible for the cost of filing the Trade Name Forms. Seller authorizes Purchaser to file the Article Amendment at or after Closing with the Ohio Secretary of State (or similar and/or applicable governmental office). Following the Closing, except as may be permitted by Purchaser, Seller shall not be permitted to use, any manner whatsoever, the trade name “The Pony Express Veterinary Hospital” or any other derivation thereof. Any amounts of money, profits and/or earnings derived from the use of the foregoing trade names after the Closing Date shall be the sole property of Purchaser, and Seller shall have no right, title and/or interest in and to said money, profits and/or earnings.

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7.10         Encumbrances. Any Encumbrances on and against the Assets shall be paid and satisfied by Seller at and through Closing.

7.11         Malpractice Insurance. Seller and Owner shall continue Seller’s existing policies of malpractice insurance or obtain such tail insurance with coverage of no less than was in effect immediately prior to Closing Date.

8.            Additional Post-Closing Covenants.

8.1           Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Seller, Owner and Purchaser shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to Purchaser.

8.2           Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee of Seller or any other Persons (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement.

8.3           Further Agreements. Seller and Owner authorizes and empowers Purchaser on and after the Closing Date to receive and to open all mail received by Purchaser relating to the Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Seller and Owner shall promptly deliver to Purchaser any mail or other communication received by Seller or Owner after the Closing Date pertaining to the Assets, the Business or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, Seller and Owner shall refer all inquiries with respect to the Business, the Assets, and the Assumed Liabilities to Purchaser.

8.4           Accounts Receivable; Closing Certificate.

(a)           Except as provided in Section 8.4(c) below, Purchaser shall have no continuing obligation to collect or assist the Seller or Owner in the collection of, any of the accounts receivable of Seller.

(b)           On the Closing Date, Seller shall provide Purchaser with a certified list, in a form satisfactory to Purchaser in Purchaser’s sole discretion, of Seller’s accounts receivable, customer deposits, and prepaid expenses, all as of the Closing Date (the “Closing Certificate”).

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(c)           Notwithstanding the terms of Section 8.5(a), following the Closing, Purchaser shall remit any and all payments received for an accounts receivable of Seller that is listed and set forth in the Closing Certificate, subject to the following limitations: (i) the obligation of Purchaser to remit any such payment shall only arise if a payment received by Purchaser from a customer is clearly and directly attributable to an account receivable of Seller that is listed and set forth in the Closing Certificate; (ii) any payments made on-site at the Property in connection with or immediately following new services provided or new goods sold by Purchaser or its employees shall be considered payment for said new services or goods and not for any accounts receivable of Seller listed and set forth in the Closing Certificate; and (iii) any payments received by Purchaser, after Closing, for a customer that has a new accounts receivable for services and/or goods provided by Purchaser, shall be retained by Purchaser for payment of its account receivable first, and any excess proceeds shall thereafter be remitted to Seller for application to its outstanding accounts receivable.

8.5           Post-Closing Proceeds. The parties hereto acknowledge and agree that (i) on and after the Closing Date and following the Closing, credit card payments and proceeds, cash, cash equivalent, or check payments and proceeds, and such other consideration for services rendered and/or goods provided in and through the Business and the operations thereof may process in the name of Seller and/or Owner and may be attached to Seller’s and/or Owner’s bank account(s) even though Purchaser has purchased the Assets, and (ii) on and after the Closing Date and following the Closing, said payments, proceeds, and consideration and all amounts related thereto (except for payments made on Seller’s accounts receivable) will be the exclusive property of Purchaser. In light of the foregoing, any and all of the foregoing payments, proceeds, and consideration (to the extent received by Seller and/or Owner) shall be held in trust by Seller and Owner for the benefit of Purchaser and shall be paid to Purchaser by Seller and Owner either upon the request of either Purchaser (at any time following the Closing) or in and through the settlement process set forth in Section 2.5 hereof (such timing of when said amounts shall be paid shall be determined by Purchaser in Purchaser’s sole discretion), and, subject to Section 8.4(c) above, vice versa as it relates to Seller’s accounts receivable.

8.6           Vendor Accounts. The parties hereto acknowledge and agree that on and after the Closing Date and following the Closing, Seller and Owner shall assist Purchaser, upon Purchaser’s reasonable request, to (i) move over and switch to Purchaser certain vendor accounts of Seller for the Business or (ii) set up new accounts with said vendors with said new accounts being in Purchaser’s name. The determination to move over and switch accounts or to set up new accounts shall be made by Purchaser in Purchaser’s sole discretion. On and after the Closing Date and following the Closing, Seller and Owner shall no longer have authority to order supplies, inventory or other materials for the Business unless authorized to do so by Purchaser.

8.7           Owner Employment Agreement. The employment agreement for Owner’s employment by Purchaser after the Closing Date (the “Employment Agreement”) shall include such terms and conditions as negotiated and agreed to by Owner and Purchaser, but otherwise also shall provide for an annual retention bonus for Owner equal to the following: (i) first year retention bonus equal to Fifty Thousand and No/100 Dollars ($50,000.00) due and payable (in accordance with Purchaser’s regular pay schedule for employees) following the first anniversary of the date in which Owner commenced employment with Purchaser. To be abundantly clear, to be eligible for a given year’s retention bonus, Owner must be continuously employed by Purchaser throughout said year. During Owner’s employment with Purchaser, except as otherwise permitted by the Employment Agreement, Owner will not be permitted to provide any relief veterinary work and duties for any other Person.

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8.8           Veterinary Business Facility License Application. Following the execution of this Agreement, Purchaser shall apply for and take all reasonable measures to obtain from The Ohio Veterinary Medical Licensing Board (“OVMLB”) a Veterinary Business Facility License pursuant to Section 4741.28 et seq. of the Ohio Revised Code (the “Veterinary Business Permit”). The Veterinary Business Permit shall include the following information: (a) the name and address of the veterinary business facility; (b) the name and address of Dr. Luckenbill and, if applicable, each additional licensed veterinarian who is a resident of the state of Ohio and who will be responsible for the management of the provision of veterinary services at the Property; (c) the name and address of Purchaser or of the entity that owns, operates, or controls the veterinary business facility, and (d) if Purchaser or the entity described in subsection (c) of this Section 9.6 is a subsidiary of another entity, the name of its parent entity. Purchaser shall be responsible to pay the application fee and transaction fee incurred in connection with its submission of the Veterinary Business Permit.

8.9           Non-Disparagement. Purchaser agrees not to disparage the name and reputation of Owner during the Restricted Period. Seller and Owner agree not to disparage the name and reputation of Owner during the Restricted Period.

9.            Conditions Precedent.

9.1           Conditions Precedent to Obligations of Seller and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental or Regulatory Authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

(b)           no claim, action, suit, arbitration, inquiry, proceeding or investigation (each, an “Action”) shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against Purchaser or Seller seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.1(b) shall not apply to any party that has directly or indirectly solicited or encouraged any such Action.

9.2           Conditions Precedent to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law):

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(a)           Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct; and

(b)           Purchaser shall have duly executed and delivered each of the Transaction Documents to which it is a party; and

(c)           The CRE APA (defined in Section 9.3(f) below) shall have closed concurrently herewith; and

(d)           Purchaser and Owner shall have executed the Employment Agreement.

9.3           Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Purchaser, unless such a waiver is prohibited by law):

(a)           All Encumbrances on and secured by the Assets shall have been fully released and/or satisfied and paid on, by, or through Closing;

(b)           Purchaser shall have obtained financing for the acquisition of the Assets provided for herein and for the funding of the Purchase Price to be paid in connection therewith in such amount and upon such terms and from such Persons as Purchaser may approve in its sole discretion;

(c)           Seller and Owner shall have complied with and performed all of their respective agreements and obligations under this Agreement that they are each required to perform at or prior to the Closing Date, the representations and warranties of Seller and Owner contained in this Agreement shall be true and correct in all respects, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller and signed by Owner as to the satisfaction of this condition;

(d)           Seller and Owner shall have all duly executed and delivered each Transaction Document to which they are each a party;

(e)           all required Consents or other authorizations from any Person shall have been obtained (including the Veterinary Business Facility License required by Section 4741.28 of the Ohio Revised Code);

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(f)           the transactions contemplated by that certain Real Estate Purchase and Sale Agreement of even date herewith and entered into by and between Pony Expressions Enterprises, Ltd., an Ohio limited liability company, as seller, and IVP OH Properties, LLC, as purchaser (the “CRE APA”), which provides that the foregoing purchaser shall purchase the Property, shall have been closed pursuant to and in compliance with the terms thereof;

(g)           there shall have been no material adverse change in the Business, the Assets, or the Assumed Liabilities since the date of this Agreement;

(h)           All full and part time veterinarians employed by Seller for the Business (including, without limitation, Owner) shall have entered into an employment agreement with Purchaser (such employment agreement to contain such term as are acceptable to and approved by Purchaser in its sole discretion). Notwithstanding the foregoing, it shall not be a condition precedent hereunder for Kathleen Lennon, DVM to have entered into an employment agreement with Purchaser;

(i)           Purchaser shall have determined to its satisfaction and in its sole discretion that (i) a veterinary clinic and/or hospital is permitted to operate at the Property, (ii) all necessary planning and zoning designations, approvals, conditions, and permits have been obtained for the Property to allow Purchaser and/or any tenant of Purchaser to use the Property for operation of a veterinary clinic and/or hospital (including, if applicable, the Veterinary Business Facility License required by Section 4741.28 of the Ohio Revised Code and a conditional use permit issued by Xenia Township), and (iii) the planning and zoning designations, approvals, conditions, and permits for the Property are acceptable to Purchaser, as determined in its sole discretion (including a conditional use permit issued by Xenia Township);

(j)           no Legal Proceeding or other proceeding shall have been commenced before any Person against Purchaser, Seller, or Owner seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; and

(k)           no law or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Person that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement.

10.          Termination, Amendment and Waiver.

10.1        Termination. This Agreement may be terminated at any time prior to the Closing;

(a)           by mutual written agreement of Purchaser, Owner, and Seller;

(b)           by the timely exercise of Purchaser’s right to terminate pursuant to Section 4,2; and

(c)           by Purchaser if (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller in this Agreement and such breach, inaccuracy, or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Purchaser, or (ii) the Closing has not occurred on or before the October 21, 2022, unless Purchaser is then in material breach of this Agreement; or

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(d)           by Seller if (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Purchaser in this Agreement and such breach, inaccuracy, or failure has not been cured by Purchaser within fifteen (15) days of Purchaser’s receipt of written notice of such breach from Seller, or (ii) the Closing has not occurred on or before October 21, 2022, unless Seller is then in material breach of this Agreement.

10.2         Rights and Remedies on Termination. If this Agreement terminates on account of the breach of either party, any additional obligations of the non-breaching party shall cease, and such non-breaching party shall have the right to exercise all rights and remedies available both at law and in equity. Upon termination for any other reason, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. Neither party shall be liable to the other party for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits.

11.          Indemnification.

11.1         Purchaser Indemnification. Seller and Owner hereby agree to indemnify and defend and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Purchaser Indemnified Persons”) against and in respect of any and all injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees, incurred, suffered, sustained or required to be paid by a Purchaser Indemnified Person relating to, resulting from, arising out of, or otherwise by virtue of any of the following:

(a)           any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by Seller or Owner in this Agreement or any Transaction Documents;

(b)           any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of the Seller or Owner made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents;

(c)           any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Purchaser Indemnified Party relating to any personal injury or property damage caused, or alleged to be caused, by any service provided or product sold, delivered or serviced by any of Seller, Seller’s Employees, or Owner prior to the Closing;

(d)           any amounts provided for hereunder that the Seller or Owner are obligated to pay, satisfy or discharge, including, without limitation, the Pre-Closing Liabilities, the Excluded Liabilities, and any other amounts provided for in Section 2.5 above;

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(e)           any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and Seller or any of the Owner;

(f)           any amounts due and owing under any PPP Loans;

(g)           any Taxes that are the responsibility of Seller and/or Owner pursuant to the terms hereof;

(h)           the failure of Seller or Owner to comply with any bulk sales law and other similar laws in any applicable jurisdiction in respect of the transactions contemplated in this Agreement;

(i)           Seller’s ownership and Seller’s and/or Owner’s operation of the Business prior to the Closing Date; or

(j)           any Legal Proceeding incident to any of the foregoing.

11.2         Seller and Owner Indemnification. Purchaser hereby agrees to indemnify and defend and hold harmless Seller and Owner and each of their respective directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Seller Indemnified Persons”) against and in respect of any and all injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, attorneys’ fees, incurred, suffered, sustained or required to be paid by a Seller Indemnified Person relating to, resulting from, arising out of, or otherwise by virtue of any of the following: (i) any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Transaction Documents; (ii) any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of the Purchaser made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents; (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and any of the Purchasers; (iv) Purchaser’s ownership and operation of the Business after the Closing Date (except the foregoing indemnification shall not apply to any and all injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, attorneys’ fees, incurred, suffered, sustained or required to be paid by a Seller Indemnified Person that relate to, result from, or arise out of events occurring or acts or omissions occurring prior to Closing); (v) any Assumed Liabilities; or (vi) any Legal Proceeding incident to any of the foregoing.

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11.3         Survival; Right to Indemnification. All of the representations, warranties, covenants, agreements, and obligations set forth and contained in this Agreement (including, without limitation, the indemnification obligations provided for herein) shall survive the Closing hereunder, but with respect to the representations and warranties, (i) those set forth and contained in Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.8, 5.9, 5.10(c), 5.12(a), 5.12(b), 5.12(c), 5.13, 5.14, 6.1, 6.2, and 6.3 shall survive the Closing Date until the date that all claims against Purchaser which could give rise to claims for indemnification based upon, arising out of, or otherwise in respect of any such representations and warranties are barred by all applicable statutes of limitations, (ii) those set forth and contained in Section 5.12(d) shall survive for a period of one (1) year after the Closing Date, and (iii) all other representations and warranties of Seller, Owner, and Purchaser set forth and contained in this Agreement shall survive for a period of two (2) years after the Closing Date. The right to indemnification, payment of damages or other remedies based on such representations, warranties, covenants and obligations will not be affected by the Closing, by any earlier termination of this Agreement, or by any investigation conducted by any Person with respect to, or any knowledge acquired by any Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations. The remedies provided in this Section 11 shall not be exclusive of or limit any other remedies that may be available to any party, whether at law, in equity, by contract or otherwise. To be abundantly clear, the terms of Sections 2.5, 7.4, 7.5, 7.6, 7.7, 8.1, 8.2, and 8.3 and Articles 10, 11, 13, 14, and 15 shall survive the Closing and/or the termination of this Agreement.

11.4         Indemnification Procedure for Third Party Claim.

(a)           If subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first (A) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (B) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; provided further, however, that, in the event the Indemnifying Party assumes control of the defense, the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

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(b)           If the Indemnifying Party fails to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)           If the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)           Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)           The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks (i) any order, injunction or other equitable relief against the Indemnified Party or (ii) involves criminal or quasi-criminal allegations.

(f)           If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.4, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15)-day period.

(g)           Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemedto be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

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11.5         Bulk Sales Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

11.6         Liability of Owner. Owner shall jointly and severally liable with Seller as if “Owner” was substituted for “Seller” throughout this Section 11 and this Agreement. For the avoidance of doubt, Owner and Seller shall be jointly and severally liable under this Agreement.

11.7         Limitations.

(a)           No party hereunder shall be entitled to recover any injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees, pursuant to Section 11.1(a) or Section 11.2(a) until the total amount which the party seeking indemnification would recover exceeds the Basket (at which time the party seeking indemnification shall be entitled to full indemnification with respect to the amount of such Basket and any injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees, in excess thereof).

(b)           The Purchaser Indemnified Persons shall not be entitled to recover from Owner (and Owner only) any injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees, pursuant to Section 11.1(a) in an aggregate amount in excess of the Purchase Price.

(c)           Notwithstanding the terms of Sections 11.7(a) and 11.7(b), the provisions of Sections 11.7(a) and 11.7(b) shall not apply to the recovery of any injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees (i) asserted under Sections 11.1(b), 11.1(c), 11.1(d), 11.1(e), 11.1(f), 11.1(g), 11.1(h), or ll.l(i), or (ii) pursuant to, arising out of and with respect to fraud, willful breach, intentional or willful misconduct, or criminal conduct, or (iii) pursuant to, arising out of and with respect to the Fundamental Representations.

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12.          Deliveries at Closing.

12.1         Seller’s Deliveries at Closing. The sale, transfer, assignment and delivery by Seller of the Assets to Purchaser, as herein provided, shall be effected on the Closing Date by Seller’s execution and delivery of (collectively, the “Transaction Documents”): (i) a bill of sale and an assignment for all Assets except for the Business Contracts; (ii) an assignment(s) of the Business Contracts; (iii) a copy of the resolutions of the shareholders and directors of Seller, or similar enabling document, authorizing the execution, delivery, and performance hereof by Seller, and a certificate of a duly authorized officer of Seller, dated as of the Closing Date, that such 28resolutions were duly adopted and are in full force and effect and a copy of any and all organizational documents of Seller; (iv) releases and termination statements for any Encumbrances on the Assets; (v) a termination of the Lease signed by Seller and landlord thereunder; (vi) intentionally omitted; (vii) employment agreement for all full and part time veterinarians (including Owner’s Employment Agreement) of the Business (each in a form satisfactory to Purchaser in Purchaser’s sole discretion) (with the exception of Kathleen Lennon, DVM); (viii) all documents of title and instruments of conveyance necessary to transfer record and beneficial ownership to Purchaser of all Assets that requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser, in its sole discretion; (ix) a settlement statement; (x) the Article Amendment, (xi) a Certificate of Good Standing for the Seller issued by the State of Ohio (dated not more than ten (10) days prior to the Closing Date), (xii) possession of the Assets for Purchaser; (xiii) the Closing Certificate; (xiv) the Convertible Note and such other documents required by Seller (in its sole discretion) to be executed in connection therewith (the “Convertible Note Documents”); (xv) a tax clearance certificate or other similar document for Seller from the Taxing Authority in the State of Ohio; and (xvi) any other document reasonably requested by Purchaser or its counsel, all in form and substance acceptable to Purchaser, in its sole and absolute discretion. Owner shall, to the extent requested by Purchaser at and in conjunction with Closing join in and execute the aforementioned bills of sale and convey to Purchaser all of Owner’s right, title and interest (if any) in any and all assets and properties, whether tangible or intangible, used in connection with the ownership and operation of the Business. Further, Owner shall execute all Transaction Documents or other instruments reasonably requested by Purchaser to accomplish the transaction described herein or to comply with the terms herein.

12.2         Purchaser’s Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)           the Transaction Documents to which Purchaser is a party (including the Employment Agreement and any Convertible Note Documents);

(b)           a copy of the resolutions of the members of Purchaser, or similar enabling document, authorizing the execution, delivery, and performance hereof by Purchaser, and a certificate of its members, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

(c)           immediately available funds in the amount of the Purchase Price (except for such amounts represented by the Convertible Note).

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13.          Restrictive Covenants

13.1         Seller and Owner Acknowledgments. Seller and Owner agree and acknowledge that in order to assure that the Business will retain its value as a “going concern,” it is necessary that Seller and Owner do not utilize his or its present and special knowledge of the Business and the Restricted Business to compete with Purchaser and the Business during the Restricted Period after the closing of the acquisition of the Assets. Seller and Owner further acknowledge that (a) Purchaser has been and/or will be engaged in the Business and the Restricted Business; (b) Seller and Owner possess extensive knowledge and a unique understanding of the Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Purchaser and the Business and the Assets; (c) the agreements and covenants contained in this Article 13 are essential to protect Purchaser and the value of the Business and the Assets and are a condition precedent to Purchaser’s willingness to pay for the Assets; (d) Purchaser would be irreparably damaged if any of Seller or Owner were to provide services or any products to any Person in violation of the provisions of this Agreement; (e) Owner has a means to support himself and his dependents other than by engaging in the Business and the provisions of this Article 13 will not impair such ability; and (f) the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Article 13 are reasonable and are not broader than are necessary to maintain the goodwill associated with the Business and the Assets.

13.2         Non-Competition. During the Restricted Period, each of the Seller and Owner shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller, Owner, or either as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a)           interfere or compete, in any manner whatsoever, with the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area;

(b)           engage in, or give any advice relating to the Restricted Business to any Person (other than the Purchaser) engaged in, the Restricted Business, or any business competitive in any respect or manner with the Restricted Business or with the Purchaser;

(c)           lend credit, money or reputation or guaranty any credit for the purpose of establishing or operating or investing in any Person that engages in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area;

(d)           own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, in any manner, including, without limitation, as an officer, director, shareholder, member, manager, partner, proprietor, employee (other than as an employee of Purchaser), agent, consultant, independent contractor or otherwise, any Person which is, directly or indirectly, engaged in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area (provided, however, that Owner may own, solely as a passive investment, securities of any entity which are traded on a national securities exchange or in the over-the-counter market if the Owner do not each own more than one percent (1.0%) of any class of securities of such entity); or

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(e)           own, control, possess, lease, rent, manage, participate in or be connected with, directly or indirectly, in any manner, any real property within the Restricted Area in which any Person is engaged in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser at said real property

13.3         Non-Solicitation. During the Restricted Period, the Seller and/or Owner shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller, Owner, or either as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a)           call upon, solicit, divert, take away, accept any business of, or attempt, in any manner, to call upon, solicit, divert, take away, or accept any business of any Existing Clients or any Potential Clients for the purpose of selling and/or providing any business, products, or services that are a part of or relate to the Restricted Business;

(b)           hire, employ, or recruit, or attempt, in any manner whatsoever, to hire, employ, or recruit, or contact or solicit with respect to hiring or employing, any Person that is an employee, director, manager, member, or officer of the Purchaser or any Person who acted in such capacity within one (1) prior to any such hiring, employment, recruitment, contract, or solicitation;

(c)           call upon, solicit, cause, or encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage, any Person that is an employee, director, manager, member, officer, contractor or consultant of the Purchaser or any Person who acted in such capacity within the one (1) year prior to any such contact or solicitation to leave the employ of or terminate or otherwise alter its contractual relationship, whether oral or written, with the Purchaser or any affiliate of the Purchaser; or

(d)           call upon, solicit, cause, or encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage, any Existing Clients or any Potential Clients to terminate or otherwise alter its relationship, whether oral or written, whether contractual or not, with the Purchaser or any affiliate of the Purchaser.

13.4         Reformation of Article 13. Seller, Owner, and Purchaser agree and stipulate that the covenants contained in this Article 13 are fair and reasonable in light of all of the facts and circumstances of the relationship among the Purchaser, Seller, and Owner; however, Seller, Owner, and Purchaser are each aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of and not in derogation of the provisions of Article 13 hereof, the parties agree that in the event a court should decline to enforce any of the provisions of Article 13, that Article 13 will be deemed to be modified or reformed to the maximum extent as to time, geography and business scope, which the court finds enforceable and permissible under the circumstances.

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13.5         Enforcement. Seller and Owner acknowledge and agree that a violation or attempted violation by Seller and/or Owner of any provisions of this Article 13 hereof will cause such damage to the Purchaser as will be irreparable and that the remedy at law will be inadequate, and accordingly, Seller and Owner agree that the Purchaser will be entitled to an injunction, without posting bond or any other security, from any court of competent jurisdiction, restraining any further violation of such provisions by Seller and/or Owner. Seller, Owner, and Purchaser agree that in the event of a violation or attempted violation by Seller and/or Owner of any provision of this Article 13 hereof, the Purchaser will be entitled, in addition to the injunctive relief discussed above, to seek and obtain such damages as the Purchaser may be entitled to under applicable law. Any exercise by the Purchaser of its rights pursuant to this Article 13 will be cumulative and in addition to any other remedies to which the Purchaser may be entitled at law or in equity. If, during any period within the term of this Agreement, Seller and/or Owner are not in compliance with the terms of this Article 13, the Purchaser will be entitled to, among other remedies, require compliance by Seller and/or Owner with the terms of this Article 13 for an additional period equal to the period of such noncompliance.

13.6         Exclusions. Notwithstanding anything herein to the contrary, it shall not be a violation of Sections 13.2 and 13.3 Seller or Owner may, without being in violation of the Covenants: (a) engage (either for or without compensation), in research, teaching or speaking activities on topics of veterinary medicine.

14.          General Provisions.

14.1         Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by reputable overnight delivery service or by email transmission to each of the parties at the following addresses:

To Purchaser:	IVP OH Holding Company, LLC 2324 Valle Rio Way Virginia Beach, Virginia 23456 Attn: Kimball Carr Email: kcarr@inspirevet.com

With a copy to:	Rose Grasch Camenisch Mains PLLC 326 South Broadway Lexington, Kentucky 40508 Attn: H. Derek Hall, Esq. Email: derek.hall@rgcmlaw.com

To Seller:	The Pony Express Veterinary Hospital, Inc. Attn: Bradley D. Luckenbill, DVM 893 Lower Bellbrook Road Xenia, Ohio 45385 Email: bdluckenbill@gmail.com

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To Owner:	Bradley D. Luckenbill, DVM 893 Lower Bellbrook Road Xenia, Ohio 45385 Email: bdluckenbill@gmail.com

With a copy to:	The Law Offices of Cecilia Chen, APC 11622 El Camino Real, Suite 100 San Diego, California 92130 Attn: Cecilia Chen, Esq. Email: cchen@practiceatty.com or to such other address or such other Person as the addressee party shall have last designated by written notice to the other party. A copy of any Notice sent by email also must be personally delivered or sent by reputable overnight courier service (in accordance with this Section) within 48 hours of the transmission of such Notice by email, provided that failure to do so will not invalidate any Notice actually received by the party to whom the email was addressed. Notices given by email transmission shall be deemed to be delivered as of the date and time when such email is sent; and all other Notices shall have been deemed to have been delivered on the date of delivery or refusal. All copies of Notices (i.e., those provided to any Person other than Seller, Owner, or Purchaser) shall be given as a courtesy only, and the failure or inability to deliver any courtesy copy of any Notice will not invalidate the Notice given to Seller, Owner, or Purchaser.

14.2         Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.3         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, including, without limitation, any transaction between the parties hereto.

14.4         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to the rules of conflict of laws of the Commonwealth of Virginia or any other jurisdiction.

14.5         Venue and Jurisdiction; Attorneys’ Fees; Jury Trial Waiver. The parties agree that any litigation commenced by any party hereunder on any basis shall be brought in the United States District Court for the Southern District of Ohio, Dayton Division and the parties expressly waive any right to contest such venue or assert improper venue, forum non conveniens or similar doctrines. The parties hereby consent to the jurisdiction of such courts. If a dispute arises regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and expenses (including attorneys’ fees) in connection with such interpretation or enforcement; provided, however, the prevailing party shall not be entitled to reimbursement of the costs and expenses provided for in Section 14.6 hereof. The parties hereby waive any right to a trial by jury respecting any action arising out of this Agreement or the transactions contemplated hereby.

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14.6         Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

14.7         Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement and their respective rights, liabilities and obligations hereunder will not be assignable or delegable by Seller or Owner without the prior written consent of Purchaser. Purchaser shall be permitted to assign or transfer this Agreement and its rights, liabilities, and obligations hereunder without the prior written consent or Seller or Owner. Upon assignment, Purchaser shall be relieved of its obligations and liability hereunder.

14.8         Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto.

14.9         Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies.

14.10       Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14.11       Counterparts; Effectiveness; Telecopy Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

14.12       Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14.13       Enforcement of Agreement. The parties hereto agree that time is of the essence in the performance of their respective obligations under this Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

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14.14       Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

14.15       Interpretation. No party hereto will be considered the draftsman hereof. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

14.16       Exclusive Negotiations. As of the Effective Date, Seller shall remove the Business and the Assets from the market (if it is or has been on the market), and (ii) cease and refrain from any and all negotiations with any other prospective buyers so long as this Agreement is in full force and effect.

14.17       Schedules and Exhibits. All schedules and exhibits attached hereto are incorporated herein by reference and made a part hereof.

14.18       Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

15.       Definitions. As used in this Agreement, the terms below shall have the following meanings. To the extent a term is not defined in this Section 15, said term shall have the meaning given to it in this Agreement:

“Action” has the meaning set forth in Section 9.1(b).

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the Preamble.

“Article Amendment” has the meaning set forth in Section 7.9.

“Assets” has the meaning set forth in Section 1.1(a).

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“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Basket” means $25,000.00.

“Benefit Arrangement” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, practice, policy, program, arrangement or agreement of any kind, whether written or oral, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment agreement, consulting, termination or severance agreements.

“Business” has the meaning set forth in the Recitals.

“Business Contracts” has the meaning set forth in Section l.l(a)(xi).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Closing” has the meaning set forth in Section 3.

“Closing Certificate” has the meaning set forth in Section 8.4(b).

“Closing Date” has the meaning set forth in Section 3.

“COBRA” has the meaning set forth in Section 1.4(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Convertible Note” has the meaning set forth in Section 2.1(b).

“Convertible Note Documents” has the meaning set forth in Section 12,1.

“Defense Counsel” has the meaning set forth in Section 11.4(a).

“Defense Notice” has the meaning set forth in Section 11.4(a).

“Effective Date” has the meaning set forth in the Preamble.

“Employee” means each employee, officer or consultant of Seller engaged primarily in the conduct of the Business.

“Employee Payables” means any and all amounts due and owing for Employee payroll and payroll related accruals, including, without limitation, Employee compensation, wages, and salaries, bonuses, 401k and related retirement contributions, Benefit Arrangements, vacation, sick, and other paid time off, unpaid continuing education, overtime, or such other related amounts. The foregoing includes any accrued but unpaid amounts of the foregoing compensation and benefits.

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“Encumbrances” means any lien, pledge, assessment, security interest, lease, judgment lien, tax lien, mechanic’s lien, materialmen’s lien or other restriction, limitation or condition on ownership of property of any kind or any other title retention or security arrangement.

“Environmental Law” means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Existing Client” means any Person that was sold and/or provided any business, product, or service that is a part of or relates to the Restricted Business by Seller, Owner, or Purchaser at any time on or prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 5.6.

“Fundamental Representations” means the representations and warranties of Seller and Owner set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.8, 5.9, 5.10(c), 5.12(a), 5.12(c), 5.13, and 5.14 and the representations and warranties of Purchaser set forth in Sections 6.1, 6.2, 6.3, and 6.4.

“Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 11.4(a).

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“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Knowledge” or “knowledge” has the meaning set forth in Section 5.18.

“Legal Proceedings” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any governmental or regulatory authority.

“Lease” has the meaning set forth in Section 5.12.

“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 8.4.

“Notices” has the meaning set forth in Section 14,1.

“Owner” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section l.l(a)(vi).

“Person” means any individual, association, corporation (including without limitation any non-profit corporation), estate, partnership (including without limitation any general, limited, or limited liability partnership), limited liability company joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, governmental body, unincorporated association or other legal entity or organization.

“Potential Client” means (a) any Person that (1) as of the Closing Date, has not been sold and/or provided any business, product, or service that is a part of or relates to the Restricted Business by Seller, Owner, or Purchaser and (2) resides, now or at any time in the future, in the Restricted Area; or (b) following the Closing Date, any Person that is sold and/or provided by the Purchaser any business, product, or service that is a part of or relates to the Restricted Business.

“PPP Loans” has the meaning set forth in Section 5.13(d).

“Pre-Closing Liabilities” has the meaning set forth in Section 5.15.

“Property” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

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“Purchaser Indemnified Persons” has the meaning set forth in Section 11.1

“Restricted Area” means any area within a twenty five (25) mile radius of 893 Lower Bellbrook Road, Xenia, Ohio 45385.

“Restricted Business” means (1) the provision of any veterinary services (whether same is provided in or through any clinic, office, hospital or any other business or entity, and said services includes, without limitation, any boarding or grooming services), and/or any goods used in connection with the provision of any veterinary services (including, without limitation, any grooming products, pet supplies or medication), or (2) the provision of any support services to anyone in connection with the business described in (1) above.

“Restricted Period” means a period commencing on the Closing Date and continuing for two (2) years from the date that the Owner’s employment with the Purchaser ends or terminates, for any reason, directly or indirectly.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Persons” has the meaning set forth in Section 11.2.

“Taxes” means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any sales taxes, interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes

“Tax Returns” means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Trade Name Forms” has the meaning set forth in Section 7.9.

“Transaction Documents” has the meaning given in Section 12.1.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signatures.

PURCHASER:	IVP OH Holding Company, LLC, a Delaware limited liability company

	By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Its:	President
	Date:	September 29, 2022

SELLER:	The Pony Express Veterinary Hospital, Inc., an Ohio professional corporation

By:
	Name:	Bradley D. Luckenbill, DVM
	Its:	President
Date:

OWNER:
Bradley D. Luckenbill, DVM
Date:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signatures.

PURCHASER:	IVP OH Holding Company, LLC, a Delaware limited liability company

	By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Its:	President
Date:

SELLER:	The Pony Express Veterinary Hospital, Inc., an Ohio professional corporation

	By:	/s/ Bradley Luckenbili DVM
	Name:	Bradley Luckenbili DVM
	Its:	President
	Date:	29 Sept 2022

OWNER:	/s/ Bradley Luckenbili DVM
Bradley D. Luckenbill, DVM
	Date:	29 Sept 2022

EXHIBITS AND SCHEDULES

EXHIBIT 2.1(b)(ii)

(Form of Convertible Note)

See attached.

EXHIBIT A
FORM OF NOTE

NEITHER THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE OR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH NOTE OR SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE OR SUCH SECURITIES, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE TO ALL SENIOR INDEBTEDNESS OF THE COMPANY, WHETHER SUCH SENIOR INDEBTEDNESS IS OUTSTANDING AS OF THE DATE OF THIS NOTE OR INCURRED AFTER THE DATE OF THIS NOTE, AND ALL SUCH SENIOR INDEBTEDNESS IS SENIOR IN RIGHT OF PAYMENT TO THIS NOTE; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE SUBORDINATION PROVISIONS CONTAINED HEREIN.

INSPIRE VETERINARY PARTNERS, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$200,000.00	___________, 2022 (the "Effective Date”)

Section 1. GENERAL PROVISIONS.

a)	For value received, the undersigned, Inspire Veterinary Partners, Inc., a Nevada corporation, and its successors and assigns (the “Company”), promises to pay to The Pony Express Veterinary Hospital Inc. and its successors and permitted assigns ("Holder"), the principal sum of $200,000.00 together with interest from the date of advancement on the balance of this subordinated convertible promissory note (this “Note”) annually in arrears at a rate of 6% per annum, both principal and interest being payable to a bank account established by Holder as Holder may from time to time designate in writing.

b)	The principal of this Note matures and is due and payable at the earliest of (i) September 9th, 2026, (ii) the Company’s offering for sale its shares in a public offering (“IPO”), or (iii) the Company’s sale of substantially all of its assets and real estate holdings, or controlling interest of Company stock (“Liquidation Event”, and together with an IPO, a “Conversion Opportunity”). All accrued and unpaid interest in the prior twelve (12) months (the “Current Pay Interest”) is due and payable in cash on the first business day of each March (each, an "Interest Payment Date "), commencing on March 1st, 2022. All accrued and unpaid interest is due and payable immediately on maturity of the principal of this Note. All payments under this Note are payable in lawful money of the United States of America that is legal tender for public and private debts at the time of payments.

c)	This Note, the indebtedness evidenced by this Note, all payments or rights under this Note and the enforcement of this Note are expressly subordinate to all senior indebtedness of the Company, whether such senior indebtedness is outstanding as of the date of this Note or incurred after the date of this Note, and all such senior indebtedness is senior in right of payment to this Note. As used in this Note, "senior indebtedness” means all indebtedness or other monetary obligations of the Company that are secured by assets of the Company or for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation is senior in right of payment to this Note or the Company’s subordinated indebtedness. In the event that the Company enters into any senior financing following the date of this Note, Holder agrees to enter into (i) a subordination agreement with the lenders thereof (or their agent) on terms and conditions as such persons may require and (ii) such amendments, restatements and other modifications to the terms of this Note as the lenders thereof (or their agent) may require, in each case, if agreed to by the holders of at least 75% of the principal amount outstanding of the Notes.

d)	This Note is one of a series of promissory notes of the Company in the aggregate principal amount of up to $10,000,000.00. The Notes rank pari passu as to the payment of principal and interest. Holder agrees that any payments or prepayments to Holder and the holders of the other Notes, whether principal, interest or otherwise, will be made pro rata among Holder and the holders of the other Notes based upon the aggregate unpaid principal amount of the Notes. By accepting this Note, Holder agrees that if Holder obtains any payments (whether voluntary, involuntary, by prepayment, by set-off or otherwise) of the principal or interest on this Note in excess of Holder’s pro rata share of payments received by all holders of the Notes, Holder shall purchase from the other holders of the Notes participation in such Notes held by such other holders as is necessary to cause all such holders to share the excess payment ratably among each of them as provided in this Section 1(d).

Section 2. PREPAYMENTS. The principal and/or interest on this Note may not be prepaid in whole or in part without the prior written consent of Holder.

Section 3. CONVERSION.

(a) Within one hundred eighty (180) days prior to a Conversion Event, the Company shall cause its board of directors to determine an initial price for the shares for the Conversion Event (the "Opening Price”). Within seven (7) days of such determination, the Company shall notify, in writing, each Holder of the Opening Price (the "Opening Price Notice”). Holder shall then thirty (30) days to deliver to the Company in writing a notice (the "Conversion Notice”) of its intention to convert all or a portion of the unpaid principal balance of this Note and all accrued interest on such unpaid principal balance and specifying the portion of the Outstanding Amount (the "Conversion Amount”) that shall be converted into shares (the "Conversion Shares”) of Class B Common Stock of the Company (the "Common Stock"). Any Outstanding Amount not subject to the Conversion Rights shall be repaid on the Maturity Date. The Holder’s failure to deliver a Conversion Notice within the period specified in the first sentence of this Section 3(a) shall be deemed an election not to exercise the Conversion Rights. Such conversion shall take place at a conversion rate (the “Conversion Rate”) equal to that price reflecting a twenty-five percent (25%) discount of the Opening Price per share of Class B Common Stock.

Upon conversion of this Note and repayment in full of the Outstanding Amount pursuant to this Section 3, the Note shall be cancelled, and the Holder will deliver the original Note to the Company and execute the Company’s standard form of stock purchase agreement and/or other agreements and instruments as are necessary or appropriate to document the issuance of the Conversion Shares upon the conversion of this Note. On, or as soon as reasonably practicable after, such conversion, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder is entitled. The Conversion Shares shall be in whole shares of Common Stock rounded down to the nearest whole share, and any fractional amount shall continue to be an Outstanding Amount. Any accrued interest that is included in the Conversion Amount will be deemed paid and satisfied with Conversion Shares rather than cancelled, extinguished or forfeited and no additional cash payment shall be made with respect to such accrued interest.

Section 4. DEFAULT; REMEDIES.

(a)           The Company is in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)       the Company’s failure to pay any payment of principal or any payment required to be made pursuant to Section 1(a) as and when due in accordance with the terms of this Note and such failure continues for 15 days after Holder notifies Company thereof in writing;

(ii)       the Company’s failure to pay all accrued but unpaid interest as and when due in accordance with the terms of this Note and such failure continues for 15 days after Holder notifies Company thereof in writing;

(iii)       default by the Company in the punctual performance of any other obligation, covenant, term or provision contained in this Note or the Purchase Agreement, and such default continues unremedied for a period of 20 days or more following written notice of default by the holders of 75% of the original principal amount of the Notes to the Company; or

(iv)       the Company’s dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company that results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b)           The entire Outstanding Amount is immediately due and payable at the option of the holders of 75% of the principal amount outstanding of the Notes upon the occurrence of any one or more of the Events of Default and at any time after the occurrence of any one or more of the Events of Default.

Section 5. CUMULATIVE RIGHTS. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Agreement operates as a waiver of any such power or right, nor does a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 6. WAIVER. The Company and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration other than notice of default pursuant to Section 4(a), notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note that may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the Holder.

Section7. ATTORNEYS’ FEES AND COSTS. In the event that this Note is collected in whole or in part through suit, arbitration, mediation or other legal proceeding of any nature, then, and in any such case, all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees, will be added to the unpaid principal amount of this Note.

Section 8. GOVERNING LAW. This Note is governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to conflicts of law provisions or rules (whether of the Commonwealth of Virginia or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

Section 9. HEADINGS. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs, exhibits and schedules refer, unless otherwise provided, to sections and paragraphs of this Note and exhibits and schedules attached to this Note, all of which exhibits and schedules are incorporated in this Note by this reference.

Section 10. USURY. All agreements between the Company and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, will the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity. Furthermore, if, from any such circumstances, Holder receives anything of value as interest or deemed interest by applicable law under this Note, or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, in an amount that would exceed the highest lawful rate, such amount that would be excessive interest will be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to Holder relating to this Note, and not to the payment of interest; provided, that if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess will be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to Holder, under any specific contingency, exceeds the highest lawful rate, the Company and Holder will, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness and/or (c) allocate interest between portions of such indebtedness, to the end that no such portion will bear interest at a rate greater than that permitted by law. The terms and provisions of this Section 11 control and supersede every other conflicting provision of all agreements between the Company and Holder. Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with the issuance of this Note.

Section 11. SUCCESSORS AND ASSIGNS. This Note may not be sold, transferred or otherwise assigned by Holder without the prior written consent of the Company, except that the Note may be sold, transferred or otherwise assigned to (a) any person who controls, is controlled by or is under common control (within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) with Holder, (b) the general or limited partners, stockholders or beneficiaries of Holder or (c) to an entity owned or organized for the benefit of the general or limited partners, stockholders, officers, directors, employees or beneficiaries of Holder. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the successors and assigns of Holder.

Section 12. AMENDMENTS AND WAIVERS. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the holders of at least 75% of the principal amount outstanding of the Notes, and, if any such amendment or waiver adversely affects the Holder in a manner disproportionate to the other holders of the Notes, the Holder. Any amendment or waiver effected in accordance with this Section 12 is binding upon all holders of the Notes and the Company. All reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by any Holder in connection with any amendment or waiver shall be borne (and promptly paid) by the Company.

Section 13. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) will be excluded from this Note, and the balance of this Note will be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms. In the event that any provision of this Note would, under applicable law, be invalid or unenforceable in any respect, the Holder and the Company intend that such provision is to be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and to otherwise give effect to the intent of the Holder and the Company.

Section 14. NOTICES. All notices, requests, consents and other communications under this Note will be in writing and will be delivered personally, by facsimile transmission, by nationally recognized overnight delivery service or by first-class certified or registered mail, return receipt requested, postage prepaid to such addresses as found in the Note Purchase Agreement, or a joinder thereto, executed in conjunction herewith. Notices provided in accordance with this Section 14 will be deemed delivered (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (in each case, with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 15. THIRD PARTY BENEFICIARIES. The holders of senior indebtedness and their respective successors and assigns shall be third party beneficiaries of Section 1(e) of this Note.

[Signature Page Follows]

Signature Page to Subordinated Convertible Promissory Note

IN WITNESS WHEREOF, the undersigned has executed this Note on and as of the date first above written.

INSPIRE VETERINARY PARTNERS, INC.

By:
Name:	Kimball Carr
Its:	Chief Executive Officer

EXHIBIT 2.2

(Allocation of Purchase Price)

Inventory: $44,000.00

Goodwill: $2,334,652.00

Noncompete: $5,000.00

Equipment: $225,000.00

Total: $2,608,652.00